Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-99176 and 333-40967 on Forms S-8 of our report on the consolidated financial statements and financial statement schedule of Finlay Enterprises, Inc. dated April 19, 2007 (April 14, 2008 as to the effects of the restatement and discontinued operation), which expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, and the February 3, 2007 and January 28, 2006 Statements of Operations have been restated for discontinued operations, in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, appearing in this Annual Report on Form 10-K of Finlay Enterprises, Inc. for the fiscal year ended February 2, 2008.

/s/ DELOITTE & TOUCHE LLP

New York, New York
April 14, 2008